Exhibit 5.1

June 19, 2019

AXIS Specialty Finance LLC

11680 Great Oaks Way, Suite 500

Alpharetta, Georgia 30022

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke, Bermuda HM 08

Ladies and Gentlemen:

We have acted as U.S. counsel to AXIS Specialty Finance LLC, a Delaware limited liability company (the “Company”), and AXIS Capital Holdings Limited, a Bermuda exempted company with limited liability (the “Guarantor”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of debt securities and certain other securities (collectively, the “Securities”) and the issuance by the Guarantor of the Guarantee (as defined below) with respect to the Securities.

We have examined the Registration Statement, the Underwriting Agreement, dated June 12, 2019 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase U.S. $300,000,000 aggregate principal amount of 3.900% Senior Notes due 2029 (the “Notes”) issued by the Company and unconditionally guaranteed by the Guarantor; the Indenture, dated as of March 23, 2010 (the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”); the Officer’s Certificate, dated June 19, 2019, delivered pursuant to the Indenture establishing the terms of the Notes; and a duplicate of the global note representing the Notes; and the guarantee whose terms are set forth in the Indenture (the “Guarantee”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinions set forth below, we have also assumed that (1) the Guarantor is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Guarantee, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Guarantor of the Underwriting Agreement, the Indenture and the Guarantee, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the federal law of the United States, the law of the State of New York or the law of the State of Delaware) and (3) the execution, issuance, delivery and performance by the Guarantor of the Underwriting Agreement, the Indenture and the Guarantee, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or the Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects or the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 11.1 of the Indenture or (B) Section 11.13 of the Indenture relating to the separability of provisions of the Indenture.

In connection with the provisions of the Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America for any New York State or U.S. federal court sitting in the Borough of Manhattan in the City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a U.S. District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Guarantor’s Current Report on Form 8-K filed on June 19, 2019 and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP